Exhibit 99.1

CORPORATE INVESTOR RELATIONS
5333 15th Ave. South, Seattle, WA 98108	CONTACT:	Monica J. Burke
(206) 762-0993		Chief Financial Officer
www.stockvalues.com		(415) 331-5281
NEWS RELEASE

WILLIS LEASE FINANCE REPORTS FIRST HALF NET INCOME UP 13%
INCLUDING STRONG SECOND QUARTER RESULTS

SAUSALITO, CA – August 8, 2005—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported a 13% increase in net income for the first six months of 2005 over the same period last year.  Net income in the first six months of 2005 totaled $2.1 million, or $0.23 per diluted share, compared to $1.9 million, or $0.20 per diluted share, for the same period last year.  In the quarter ending June 30, 2005, net income rose to $1.6 million, or $0.17 per diluted share, compared to $915,000, or $0.10 per diluted share, in the second quarter of 2004.

Current Market

“Demand for leased engines is strong, and we expect it to remain so for the foreseeable future,” said Charles F. Willis, President and CEO.  “Our portfolio utilization at the end of the second quarter reached 92.3%, the highest level in sixteen months, and averaged more than 91% for the entire quarter, a level we’ve not experienced in more than four years.  I am very pleased with the fine job our team has done not only keeping our engines on lease, but also obtaining higher lease rates and longer lease terms.  I am also pleased to report that in July we purchased eight engines on lease to Asiana Airlines for more than $28 million.  This transaction gives our portfolio a nice boost and sets the stage for further growth as the year goes on.

“Last week, we achieved one of the most significant milestones in our history with the pricing of the industry’s first-ever term debt securitization backed by a diversified portfolio of leased aircraft engines,” said Willis.  “Scheduled to close later this week, this $228 million financing replaces our existing warehouse facility and provides additional capacity to fund further portfolio growth.  We will provide more details about this transaction after it closes.”

The portfolio utilization rate at June 30, 2005, was 92.3% compared to 89.2% at March 31, 2005, and 89.5% at June 30, 2004.  Higher utilization during the quarter helped push lease revenue up 8% during the second quarter and 5% year-to-date compared to the same periods in 2004.  “The utilization rate at the end of June was favorably impacted by the sale of one of the four new CFM56-7B engines purchased late last year and early this year,” said Donald A. Nunemaker, Chief Operating Officer.  “In addition, we have a commitment to lease one of the remaining three CFM56-7B’s and hope to start the lease within the next few days.  During the second quarter, we sold four engines, including the CFM56-7B mentioned above, for a combined net gain on sale of $2.4 million, bringing total net gains year-to-date to $3.1 million.  We expect to continue to sell engines on an opportunistic basis in order to take advantage of attractive sale situations, decrease our investment in engines in lesser demand, or to avoid having to make further investments in, or repairs to, certain engines.

“During the second quarter, one of our largest customers, Varig, filed for bankruptcy protection in Brazil and the United States,” said Nunemaker.  “We currently have eight engines on lease to Varig, representing a combined net book value of approximately $34 million.  All of the engines are on short-term leases.  Since the bankruptcy filing in June, post-petition rent and use fees have been paid — though not on a timely basis.  It is still too early to determine whether a loss of lease revenue, if any, will be incurred.”

(more)

WLFC Reports YTD Profits Rise 13%
August 8, 2005

Results from Operations

Lease revenue in the second quarter was up 8% to $15.5 million from $14.4 million in the second quarter of 2004.  In the first half of 2005, lease revenue increased 5% to $30.5 million, up from $29.1 million in the first half a year ago.  Sales of equipment generated net gains of $2.4 million in the second quarter of 2005 and $3.1 million year-to-date, compared to $542,000 and $690,000 in the respective periods of 2004.

Total expenses increased 15% in the second quarter and 13% year-to-date compared to the same periods last year, reflecting higher depreciation, finance and overhead costs.  Total expenses in the second quarter were $15.9 million compared to $13.8 million in the second quarter a year ago, and $30.9 million in the first half of 2005 compared to $27.5 million in the like period of 2004.  The largest single component of total expenses is depreciation expense, which increased 9% in the second quarter and 7% in the first half compared to the respective prior periods.  This increased expense reflects changes made in 2003 and 2004 in estimates of useful lives and residual values on certain older engine types.  Depreciation expense in the quarter was $6.1 million up from $5.6 million in the second quarter a year ago.  For the year-to-date, depreciation expense was $12.1 million compared to $11.3 million a year ago.

Net interest and finance costs rose 28% in the second quarter and 27% in the first half of the year due to the significant increase in 1-month LIBOR, the index to which most of the company’s debt is pegged.  “The rise in short-term rates has been swift and costly for us, as 1-month LIBOR has increased 197 basis points to 3.34% at June 30, 2005, compared to 1.37% a year ago,” said Monica J. Burke, Chief Financial Officer.  “About 40% of our floating rate debt is hedged.  The hedging strategies we put into place are now providing some cushion against increases in interest rates.  In addition, the short-term nature of many of our leases, with about half of the portfolio turning over every year, provides opportunities to reprice such leases on a regular basis in order to offset higher funding costs.  Over the last year or so we have been quite successful at raising lease rates on most lease renewals and new leases, and we expect this process to continue.”

General and administrative expense rose 30% in the second quarter to $4.5 million from $3.4 million in the second quarter a year ago reflecting higher travel-related, personnel and regulatory compliance costs.  For the first six months of 2005, G&A expense rose 14% to $8.1 million compared to $7.1 million in the first half of the 2004.

Balance Sheet & Liquidity

At June 30, 2005, the company had 113 commercial jet engines, 3 aircraft parts packages and 5 aircraft and other engine-related equipment in its lease portfolio with a net book value of $499.2 million compared to 113 commercial jet engines, 4 aircraft parts packages and 5 aircraft in its lease portfolio with a net book value of $496.3 million at June 30, 2004.  In the second quarter of 2005 the company added $12.1 million of equipment and capitalized costs to its lease portfolio, which was partially offset by the sale of four engines and other related equipment.  In the first half of the year, $24.8 million of equipment, including capitalized costs, was added to the lease portfolio and 6 engines and other related equipment were sold.

Assets totaled to $571.0 million at June 30, 2005, compared to $563.7 million a year ago.  Shareholders’ equity increased 4% to $119.4 million, or $13.15 per share, at June 30, 2005, compared to $114.4 million, or $12.78 per share, at June 30, 2004.

The company had approximately $24.0 million availability under its credit facilities at June 30, 2005, compared to approximately $28.5 million a year ago.  The company’s funded debt to equity ratio was 2.9 to 1 at June 30, 2005, compared to 3.1 to 1 at the same time last year.  Cash and cash equivalents totaled $4.4 million at June 30, 2005, compared to $9.1 million at June 30, 2004 and $5.5 million at December 31, 2004.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and the Company undertakes no obligation to update them.  The Company’s actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; the ability of the Company to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, timely completion of the ABS transaction; the ability of the Company to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in the Company’s portfolio; and other risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended				Six Months Ended
	June 30,	March 31,	June 30,	Annual	June 30,		Annual
	2005	2005	2004	% Change	2005	2004	% Change
REVENUE
Lease revenue	$15,498	$15,035	$14,360	7.9%	$30,533	$29,124	4.8%
Gain on sale of leased equipment	2,416	732	542	345.8%	3,148	690	356.2%
Other income	126	101	155	-18.7%	227	329	-31.0%
Total revenue	18,040	15,868	15,057	19.8%	33,908	30,143	12.5%

EXPENSES
Depreciation expense	6,083	6,040	5,603	8.6%	12,123	11,325	7.0%
Write-down of equipment	—	—	577		—	577	-100.0%
Net finance costs	5,329	5,395	4,155	28.3%	10,724	8,460	26.8%
General and administrative	4,454	3,647	3,434	29.7%	8,101	7,125	13.7%
Total expenses	15,866	15,082	13,769	15.2%	30,948	27,487	12.6%

Income before income taxes	2,174	786	1,288	68.8%	2,960	2,656	11.4%
Income tax expense	(610)	(220)	(373)	63.5%	(830)	(772)	7.5%
Net income	$1,564	$566	$915	70.9%	$2,130	$1,884	13.1%

Basic earnings per common share:	$0.17	$0.06	$0.10	70.0%	$0.24	$0.21	14.3%

Diluted earnings per common share:	$0.17	$0.06	$0.10	70.0%	$0.23	$0.20	15.0%

Average common shares outstanding	9,047	9,006	8,908	1.6%	9,027	8,882
Diluted average common shares outstanding	9,471	9,401	9,315	1.7%	9,438	9,242

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	Jun. 30	Dec. 31,	Jun. 30
	2005	2004	2004
ASSETS
Cash and cash equivalents	$4,383	$5,540	$9,195
Restricted cash	42,959	46,324	37,160
Equipment held for operating lease, less accumulated depreciation	499,163	511,443	496,255
Net investment in direct finance lease	—	—	1,807
Operating lease related receivable, net of allowances	3,473	1,630	2,681
Notes receivable	298	436	6,505
Investments	1,480	1,480	1,480
Assets under derivative instruments	1,852	1,398	2,090
Property, equipment & furnishings, less accumulated depreciation	7,826	7,537	—
Other assets	9,582	9,670	6,516
Total assets	$571,016	$585,458	$563,689

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$8,195	$7,280	$8,597
Deferred income taxes	28,581	27,530	27,092
Notes payable	349,019	369,840	351,567
Maintenance reserves	58,284	56,871	54,154
Security deposits	3,685	2,088	2,246
Unearned lease revenue	3,845	5,381	5,605
Total liabilities	451,609	468,990	449,261

Shareholders’ equity:
Preferred stock (none outstanding)	$—	$—	$—
Common stock ($0.01 par value)	91	90	90
Paid-in capital in excess of par	63,044	62,631	62,245
Accumulated other comprehensive gain/(loss), net of tax	1,361	966	1,285
Retained earnings	54,911	52,781	50,808
Total shareholders’ equity	119,407	116,468	114,428

Total liabilities and shareholders’ equity	$571,016	$585,458	$563,689

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Note: Transmitted on BusinessWire on August 8, 2005 at 7:15 a.m. PDT.